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                                                                     EXHIBIT 5.1


                  [Letterhead of Simpson Thacher & Bartlett]

                                 June 9, 1995


Barrett Resources Corporation
1125 Seventeenth Street
Suite 2400
Denver, Colorado 80202

Dear Sirs:

        We have acted as special counsel to Barrett Resources Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company, in connection with the Agreement and Plan of Merger dated as of May 2, 1995 (the "Merger Agreement") among the Company, Barrett Energy Inc. (formerly named Vanilla Corporation) ("Barrett Energy") and Plains Petroleum Company ("Plains"). Following a special meeting of stockholders of the Company at which such stockholders will be asked to approve, among other things, an amendment to the Company's Certificate of Incorporation to increase the Company's authorized Common Stock to 35 million shares (the "Charter Amendment") and subject to receipt of such approval and satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement, Barrett Energy will be merged with and into Plains (the "Merger") and each outstanding share of common stock of Plains will be converted into 1.3 shares of the Common Stock (in the aggregate, the "Shares"), all as
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Barrett Resources Corporation                                       June 9, 1995


more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933.

        We have examined the form of Charter Amendment. In addition, we have examined, and have relied as to matters of fact upon, such other documents, corporate records and other instruments, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        Based upon the foregoing, and subject to approval of the Charter Amendment by the stockholders of the Company and the filing of the Charter Amendment with the Secretary of State of the State of Delaware, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the federal law of the United States and the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Registration Statement.

                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT

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